Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D Amendment No. 2, dated October 26, 2026, relating to the Common Stock, par value $0.01 per share, of Quanex Building Products Corporation shall be filed on behalf of the undersigned.

October 26, 2026
(Date)

Teleios Capital Partners GmbH

/s/ Igor Kuzniar
Name: Igor Kuzniar
Title: Managing Officer

Teleios Global Opportunities Master Fund, Ltd.

/s/ Carl Speck
Name: Carl Speck
Title: Director

Igor Kuzniar
/s/ Igor Kuzniar